EXHIBIT 99.1

Orion Energy Systems FY 2020 Revenue Grew 129% to $151M and EPS Rose to $0.40, Driven by Major Turnkey LED Lighting Retrofit Projects; Investor Call Today at 10am ET

Manitowoc, WI – June 4, 2020 – Orion Energy Systems, Inc. (NASDAQ: OESX) (Orion Lighting), a provider of LED lighting systems and turnkey project implementation including installation and commissioning of fixtures, controls and IoT systems, ongoing system maintenance and program management, helping customers to digitize their business and reduce their carbon footprint, today reported results for its FY 2020 fourth quarter (Q4’20) and year ended March 31, 2020 (FY 2020). Orion will hold an investor call today at 10:00 a.m. ET (9:00 a.m. CT) to review its results and outlook – call details below.

Highlights

•	Orion’s US-based manufacturing operations are open for business, allowing it to deliver on its 10-day order shipment customer service promise.
•	Orion continues to add and develop new large national account customer relationships, though many project starts have been delayed as a result of COVID-19.
•	FY 2020 revenue rose 129% to $150.8M, principally due to major national account activity, particularly one large national turnkey LED lighting and controls retrofit project.
•	Orion achieved profitability with FY 2020 net income of $12.5M, or $0.40 per share.
•	FY 2020 gross profit rose 155% to $37.1M, with a gross margin of 24.6%, up from 22.1% in FY 2019.
•	EBITDA* substantially improved to $14.7M in FY 2020 vs. an EBITDA loss of ($4.3M) in FY 2019.
•	Cash and equivalents increased to $28.8M at the end of FY 2020 vs. $8.7M at the end of FY 2019.

Orion FY 2020 and Q4’20 Highlights
$ in millions except per share figures	FY 2020	FY 2019	Change	Q4’20	Q4'19	Change
Revenue	$150.8	$65.8	+129%	$25.9	$22.4	+15%
Gross Profit	$37.1	$14.6	+155%	$5.8	$4.4	+32%
Net Income (Loss)	$12.5	($6.7)	NM	($0.5)	($0.9)	+40%
Diluted EPS (LPS)	$0.40	($0.23)	NM	($0.02)	($0.03)	+41%
EBITDA	$14.7	($4.3)	NM	$0.0	($0.2)	NM
Cash & Equivalents	$28.8	$8.7	+229%	$28.8	$8.7	+229%
*EBITDA reconciliation table below. NM = Not meaningful

Mike Altschaefl, Orion’s CEO and Board Chair, commented, "FY 2020 was a transformational year as Orion successfully executed a major nationwide turnkey design-build-install LED lighting system and controls retrofit project for a major account, as well as other large account projects and made substantial progress adding to our pipeline of major national account opportunities.

“Despite what was in every respect an impressive year, like many companies, we were adversely impacted by the actions taken by various government entities to control the spread of the COVID-19 pandemic beginning in March. Since we were designated an essential business, our US-based manufacturing operations were allowed to remain open. Nonetheless, we experienced a curtailment of activity in the last few weeks of our fiscal year. As a result, approximately $5M of previously anticipated FY 2020 product and service revenue was put on hold, as was the launch of multiple other projects, including those with new national accounts, most of which are now expected to result in revenue in FY 2021 and FY 2022.

“Anticipating a challenging near-term business climate, we took proactive steps to reduce our overhead and operating costs resulting in one-time charges totaling approximately $0.4M in Q4’20. These cost reductions were substantially implemented by the April 1 start of our FY 2021.

“Our success in FY 2020 with our major national account customer demonstrates our ability to provide turnkey project services of a significant scale on a national basis.  In January, we announced that we were awarded approximately $18M to $20M of additional business that we originally anticipated to complete during Q4’20 and Q1’21.  This was expected to be approximately 130 locations.  After completing approximately 30 locations through mid-March of 2020, the project was temporarily suspended by our customer due to the COVID-19 situation.  Cumulatively, through March 31, 2020, we have completed approximately 880 locations and provided certain other products and services to this customer resulting in total revenues of approximately $125.4M.  Total revenues during FY 2020 for this customer were approximately $111.8M.  In addition to the temporarily suspended 100 locations under contract, we estimate that our customer has approximately 500 additional locations remaining.  We generally expect the remaining approximately 600 locations to be retrofitted during Q4 of FY 2021 and throughout FY 2022.  We also expect to provide additional products and services to this customer.

“There have been some pockets of business strength, as Orion secured initial project commitments from two new large national accounts during Q4’20. Unfortunately, due to the COVID-19 pandemic, these projects were suspended, and we are now working to assess updated timelines. Orion also secured approximately $4.8M in initial contracts for a global online retailer that were started as planned in Q4’20. The customer has awarded Orion approximately $2M in additional work so far for FY 2021 and is expected to be a meaningful source of revenue going forward. Orion was also recently awarded a $3.1 million project to install our LED lighting systems in a large government facility in Nevada, with work currently expected to commence in Q2'21.

Growth Initiatives

“In FY 2020, we continued to successfully capitalize on our capability of being a full service, turn-key provider of LED lighting and controls systems with design, build, installation and project management services, including being awarded a very large project for a major national account. To build on this success, we are evolving our business strategy to further leverage this unique capability, while making targeted additions to the scope and nature of our products and services to enhance the value we can provide to our customers.

“In particular, we are working to develop recurring revenue streams, including lighting and electrical maintenance services, with an emphasis on utilizing IoT enabled sensor technology to collect data and assist customers in the digitization of this data, along with other potential services. We are committed to expanding this portion of the business and have hired a senior leader with significant recurring maintenance services experience to lead this initiative. We also plan to expand our “smart-building” and “connected ceiling” IoT capabilities, along with related software and control technology products and services offerings. While we intend to pursue these expansion strategies organically, we also are actively exploring potential acquisitions that could accelerate our progress.

“During FY 2020, we expanded our senior sales team to enhance our engagement with large national account customers best positioned to appreciate the value of our unique turnkey LED retrofit capabilities. Under this leadership, we continue to broaden and deepen our engagement with new and existing customers, yielding meaningful contributions to our sales pipeline, although many of these projects are now on hold as a result of COVID-19.

“We continued to invest in product development over the past year and launched several compelling new products. We are particularly excited about the strong competitive position of our new Harris LED High Bay Star Line lighting fixture and our IP rated round Harris LED UFO High Bay fixture. These high-quality fixtures deliver superior energy efficiency at very attractive pricing compared to competitive products. Due to the unfortunate COVID-19 situation, we are relaunching our LED retrofit fixtures designed to combat bacteria, fungus, mold and mildew – used for high-traffic areas such as schools, healthcare, foodservice and fitness facilities, as well as in other high-risk public spaces.  Our fixtures combine Orion's Britex™ antimicrobial coating with violet white light in 400 to 430 nanometer wavelength. This solution adds a significant layer of additional protection for facility safety. We are experiencing significant market interest in this product, which is available today. We are also beginning to work on incorporating ultraviolet light into some of our products.  Certain UV light has been shown to kill bacteria and to inactivate viruses.  In addition, we are working with a partner to incorporate UV technology into an air movement product that could also be incorporated into lighting and smart ceiling systems.”

FY 2021 Outlook and Goals

Mr. Altschaefl added, “We expect our first half results to be severely challenged by the ongoing impact of the COVID-19 pandemic on our customers, access to their facilities, their financial position and CAPEX priorities. Although it is currently difficult to predict the scope and timing of near-term business activity, recent customer dialogues suggest that more LED retrofit activity, including the completion of existing contracts, is currently likely to start taking place during the second half of our fiscal year, as customers hopefully move gradually toward more normalized trends. This time frame also includes our current expectations for the commencement of some other very significant opportunities with new national accounts. While our customers are currently delaying projects due to impacts of COVID-19, we are currently not seeing any significant order cancellations, which gives us confidence in the second half of FY 2021.

“Importantly, we have put Orion in a strong position to navigate the challenges ahead. We ended FY 2020 with $28.8M in cash and equivalents, which we believe provides us a solid financial base to support our business over the coming quarters, and we will continue to look for ways to manage costs and cash flows, enhance margins and drive our bottom line performance.

“Given the uncertainty of near-term business activity related to the COVID-19 pandemic, we are not able to provide reliable revenue or other financial goals for FY 2021 at this time. Directionally, we do anticipate far more challenging business conditions, particularly in the first two quarters, in which our revenues will likely fall below those in our respective year-ago periods. We currently anticipate revenue will begin to build on a sequential basis from a challenging first and second quarter as customer activity thereafter hopefully begins to progress toward more normalized levels over the course of the second half of our year. We also anticipate the likelihood of operating losses in the first and second quarter but are optimistic that our business will return to profitability in the third and fourth quarter. Importantly, we believe Orion is well positioned for FY 2022 financial results to return to at least the levels achieved in FY 2020.”

Financial Results

Orion’s Q4’20 revenue rose 15% to $25.9M, compared to $22.4M in Q4’19, due to increased product and service revenue, principally related to turnkey LED lighting retrofit solutions provided to a major national account. Q4’20 product revenue increased $1.7M to $19.6M and service revenue increased $1.8M to $6.3M, principally reflecting increased installation and services activity. Revenue for FY 2020 increased by $85.1M to $150.8M compared to FY 2019, also principally due to an increase in turnkey LED retrofit activity for a major national account. We believe that our revenue in Q4’20 and fiscal 2020 would have been approximately $5M higher without the impact of COVID-19.

Gross margin was 22.3% in Q4’20 compared to 19.5% in Q4’19 and 24.2% in Q3’20. Q4’20 gross margin was positively impacted by revenue mix and volume compared to Q4’19 but declined versus Q3’20, principally due to the margin impact of reduced revenue relative to fixed manufacturing costs.

Total operating expenses increased to $6.1M in Q4’20 compared to $5.1M in Q4’19. The increase primarily reflected incremental investments in sales and marketing activities, including increased commissions based on higher sales volumes.

Orion reported a Q4’20 net loss of ($0.5M), or ($0.02) per diluted share, versus a net loss of ($0.9M), or ($0.03) per share, in Q4’19, reflecting higher revenue and gross margin improvement. Net income improved to $12.5M in FY 2020, or

$0.40 per diluted share, as compared to a net loss of ($6.7M), or ($0.23) per basic share, in FY 2019. Orion generated EBITDA of $14.7M in FY 2020, compared to an EBITDA loss of ($4.3M) in FY 2019.

Cash Flow & Balance Sheet

Orion generated $6.1M of cash from operating activities in Q4’20 versus a use of ($3.4M) in Q4’19. The improvement was mainly due to higher cash collections on accounts receivable in the later period, partially offset by other working capital changes. In FY 2020, Orion generated $20.3M of cash from operating activities, versus a use of ($5.1M) in fiscal year 2019, principally due to increased sales and net income.

As of March 31, 2020, Orion had $28.8M in cash and cash equivalents, up from $13.8M at December 31, 2019, and $8.7M at March 31, 2019. FY 2020 net working capital increased to $27.8M, up from $14.0M at March 31, 2019, and shareholders’ equity increased to $31.0M vs. $18.0M at March 31, 2019. Total outstanding debt, primarily from borrowings under the Company’s revolving credit facility, was $10.1M at March 31, 2020 versus $9.4M at March 31, 2019.

Webcast/Call Detail

Date / Time:	Today, Thursday, June 4, 2020 at 10:00 a.m. ET (9:00 a.m. CT)
Call Dial-In:	(877) 754-5294 or (678) 894-3013 for international
Webcast/Replay:	https://edge.media-server.com/mmc/p/sdsuzfx3
Audio Replay:	855-859-2056, conference ID: 8660646 (available shortly after call through 6/11/20)

About Orion Energy Systems

Orion is a provider of LED lighting systems and turnkey project implementation including installation and commissioning of fixtures, controls and IoT systems, ongoing system maintenance and program management, helping customers to digitize their business and reduce their carbon footprint. Orion systems utilize patented design elements to deliver industry-leading energy efficiency, enhanced optical and thermal performance and ease of installation, providing long-term financial, environmental, and work-space benefits to a diverse customer base, including nearly 40% of the Fortune 500.

Non-GAAP Measures

In addition to the GAAP results included in this presentation, Orion has also included the non-GAAP measures, EBITDA (earnings before interest, taxes, depreciation and amortization), EBITDA margin (EBITDA divided by total revenue), and Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and stock-based compensation) as a measure of its quarterly performance. The Company has provided these non-GAAP measures to help investors better understand its core operating performance, enhance comparisons of core operating performance from period to period and allow better comparisons of operating performance to its competitors. Among other things, management uses EBITDA, EBITDA margin, and Adjusted EBITDA to evaluate performance of the business and believes these measurements enable it to make better period-to-period evaluations of the financial performance of core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and Orion compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurement. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, measurements of financial performance prepared in accordance with generally accepted accounting principles.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the heading “Unaudited EBITDA and Adjusted EBITDA Reconciliation” following the Condensed Consolidated Statements of Cash Flows included in this press release.

COVID-19 Impacts

The COVID-19 pandemic has disrupted business, trade, commerce, financial and credit markets, in the U.S. and globally. Orion’s business has been adversely impacted by measures taken by government entities and others to control the spread of the virus. As part of the Company’s recent response to the impacts of the COVID-19, management has taken a number of cost reduction and cash conservation measures. While restrictions have begun to lessen in certain jurisdictions, stay-at-home or lockdown orders remain in effect in others, with employees asked to work remotely if possible. Many customers and projects require Orion employees to travel to customers and project locations. Some customers and projects are in areas where travel restrictions have been imposed, certain customers have either closed or reduced on-site activities, and timelines for the completion of multiple projects have been extended. As of the date of this release, it is not possible to predict the overall impact the COVID-19 pandemic will have on the Company's business, liquidity, capital resources or financial results.

Safe Harbor Statement

Certain matters discussed in this press release, including under the headings “Highlights,” “CEO Commentary”, "FY 2021 Outlook and Goals," are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to achieve our expected revenue and other financial objectives in FY 2021 and beyond, particularly as a result of the COVID-19 pandemic; (ii) our recent and expected continued reliance on revenue generated from the retrofit of a single or few national account projects; (iii) our ability to achieve profitability and positive cash flows; (iv) our levels of cash and our limited borrowing capacity under our revolving line of credit; (v) the availability of additional debt financing and/or equity capital; (vi) our lack of major sources of recurring revenue, our dependence on a limited number of key customers, and the potential consequences of the loss of one or more key customers or suppliers, including key contacts at such customers; (vii) our risk of potential loss related to single or focused exposure within the current customer base and product offerings; (viii) our ability to manage the ongoing decreases in the average selling prices of our products as a result of competitive pressures in the evolving light emitting diode ("LED") market; (ix) our ability to differentiate our products in a highly competitive market, expand our customer base and gain market share; (x) our ability to manage our inventory and avoid inventory obsolescence in a rapidly evolving LED market; (xi) our ability to adapt to increasing convergence in the LED market; (xii) the reduction or elimination of investments in, or incentives to adopt, LED lighting technologies; (xiii) our increasing emphasis on selling more of our products through third party distributors and sales agents, including our ability to attract and retain effective third party distributors and sales agents to execute our sales model; (xiv) our ability to develop and participate in new product and technology offerings or applications in a cost effective and timely manner; (xv) the potential deterioration of market conditions, including our dependence on customers' capital budgets for sales of products and services, and adverse impacts on costs and the demand for our products as a result of the implementation of tariffs; (xvi) our increasing reliance on third parties for the manufacture and development of products and product components; (xvii) our ability to maintain safe and secure information technology systems; (xviii) our failure to comply with the covenants in our revolving credit agreement; (xix) our fluctuating quarterly results of operations as we continue to implement cost reductions, and continue to focus investing in our third party distribution sales channel; (xx) our ability to recruit, hire and retain talented individuals in all disciplines of our company; (xxi) our ability to balance customer demand and production capacity; (xxii) our ability to maintain an effective system of internal control over financial reporting; (xxiii) price fluctuations (including as a result of tariffs), shortages or interruptions of component supplies and raw materials used to manufacture our products; (xxiv) our ability to defend our patent portfolio; (xxv) a reduction in the price of electricity; (xxvi) the cost to comply with, and the effects of, any current and future industry and government regulations, laws and policies; (xxvii) the sale of our corporate office building which will likely result in a non-cash impairment charge; and (xxviii) potential warranty claims in excess of our reserve estimates and (xxviii) the other risks described in our filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://investor.oriones.com/ in the Investor Relations section of our Website.

Twitter: @OrionLightingIR and @OrionLightingIR

StockTwits: @Orion_LED_IR

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Investor Relations Contacts

Bill Hull, CFO	William Jones; David Collins
Orion Energy Systems, Inc.	Catalyst IR
(312) 660-3575	(212) 924-9800 or oesx@catalyst-ir.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEETS

(in thousands, except share amounts)

	March 31,
	2020	2019
Assets
Cash and cash equivalents	$28,751	$8,729
Accounts receivable, net	10,427	14,804
Revenue earned but not billed	560	3,746
Inventories, net	14,507	13,403
Prepaid expenses and other current assets	723	695
Total current assets	54,968	41,377
Property and equipment, net	11,817	12,010
Other intangible assets, net	2,216	2,469
Long-term accounts receivable	760	—
Other long-term assets	2,802	165
Total assets	$72,563	$56,021
Liabilities and Shareholders’ Equity
Accounts payable	$19,834	$19,706
Accrued expenses and other	7,228	7,410
Deferred revenue, current	107	123
Current maturities of long-term debt	35	96
Total current liabilities	27,204	27,335
Revolving credit facility	10,013	9,202
Long-term debt, less current maturities	50	81
Deferred revenue, long-term	715	791
Other long-term liabilities	3,546	642
Total liabilities	41,528	38,051
Commitments and contingencies (Note 13)
Shareholders’ equity:
Preferred stock, $0.01 par value: Shares authorized: 30,000,000 shares at March 31, 2020 and 2019; no shares issued and outstanding at March 31, 2019 and 2018	—	—
Common stock, no par value: Shares authorized: 200,000,000 at March 31, 2020 and 2019; shares issued: 39,729,569 and 39,037,969 at March 31, 2020 and 2019; shares outstanding: 30,265,997 and 29,600,158 at March 31, 2020 and 2019	—	—
Additional paid-in capital	156,503	155,828
Treasury stock: 9,463,572 and 9,437,811 common shares at March 31, 2020 and 2019	(36,163)	(36,091)
Retained deficit	(89,305)	(101,767)
Total shareholders’ equity	31,035	17,970
Total liabilities and shareholders’ equity	$72,563	$56,021

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2020	2019	2020	2019
Product revenue	$19,574	$17,911	$113,352	$56,261
Service revenue	6,318	4,532	37,489	9,493
Total revenue	25,892	22,443	150,841	65,754
Cost of product revenue	14,810	14,512	83,588	44,111
Cost of service revenue	5,307	3,547	30,130	7,091
Total cost of revenue	20,117	18,059	113,718	51,202
Gross profit	5,775	4,384	37,123	14,552
Operating expenses:
General and administrative	2,910	2,550	11,184	10,231
Sales and marketing	2,754	2,201	11,113	9,104
Research and development	476	317	1,716	1,374
Total operating expenses	6,140	5,068	24,013	20,709
(Loss) income from operations	(365)	(684)	13,110	(6,157)
Other income (expense):
Other income	6	15	28	80
Interest expense	(18)	(158)	(279)	(493)
Amortization of debt issue costs	(61)	(70)	(243)	(101)
Interest income	—	3	5	11
Total other expense	(73)	(210)	(489)	(503)
Loss before income tax	(438)	(894)	12,621	(6,660)
Income tax expense (benefit)	93	(12)	159	14
Net (loss) income	$(531)	$(882)	$12,462	$(6,674)
Basic net (loss) income	$(0.02)	$(0.03)	$0.41	$(0.23)
Weighted-average common shares outstanding	30,259,345	29,590,206	30,104,552	29,429,540
Diluted net (loss) income	$(0.02)	$(0.03)	$0.40	$(0.23)
Weighted-average common shares and share equivalents outstanding	30,259,345	29,590,206	30,964,777	29,429,540

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended March 31,
	2020	2019
Operating activities
Net income (loss)	$12,462	$(6,674)
Adjustments to reconcile net income (loss) to net cash provided by (used in)
operating activities:
Depreciation	1,203	1,339
Amortization of intangible assets	359	444
Stock-based compensation	618	825
Amortization of debt issue costs	243	101
Provision for inventory reserves	205	(202)
Provision for bad debts	—	56
Other	57	57
Changes in operating assets and liabilities:
Accounts receivable	3,616	(5,840)
Revenue earned but not billed	3,186	(1,390)
Inventories	(1,319)	(4,689)
Prepaid expenses and other current assets	66	68
Accounts payable	(79)	8,916
Accrued expenses and other	(192)	1,975
Deferred revenue, current and long-term	(92)	(44)
Net cash provided by (used in) operating activities	20,343	(5,058)
Investing activities
Purchase of property and equipment	(814)	(381)
Additions to patents and licenses	(131)	(68)
Proceeds from sales of property, plant and equipment	9	—
Net cash used in investing activities	(936)	(449)
Financing activities
Payment of long-term debt	(92)	(80)
Proceeds from revolving credit facility	74,100	60,270
Payment of revolving credit facility	(73,289)	(54,976)
Payments to settle employee tax withholdings on stock-based compensation	(76)	(10)
Debt issue costs	(91)	(396)
Net proceeds from employee equity exercises	63	4
Net cash provided by financing activities	615	4,812
Net increase (decrease) in cash and cash equivalents	20,022	(695)
Cash and cash equivalents at beginning of period	8,729	9,424
Cash and cash equivalents at end of period	$28,751	$8,729

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED EBITDA AND ADJUSTED EBITDA RECONCILIATION

(in thousands)

	Three Months Ended			Twelve Months Ended
	March 31, 2020	Dec. 31, 2019	March 31, 2019	March 31, 2020	March 31, 2019
Net (loss) income	$(531)	$2,304	$(882)	$12,462	$(6,674)
Interest	18	36	155	274	482
Taxes	93	39	(12)	159	14
Depreciation	293	300	333	1,203	1,339
Amortization of intangible assets	77	94	101	359	444
Amortization of debt issue costs	61	61	70	243	101
EBITDA	$11	$2,834	$(235)	$14,700	$(4,294)
Stock-based compensation	103	185	186	618	825
Adjusted EBITDA	$114	$3,019	$(49)	$15,318	$(3,469)